EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1) Registration Statement (Form S-8 No. 333-186228) pertaining to the 2012 Share Incentive Plan of Era Group Inc., and
(2) Registration Statement (Form S-8 No. 333-187116) pertaining to the 2013 Employee Stock Purchase Plan of Era Group Inc.;
of our report dated February 27, 2013 (except Note 18, as to which the date is April 16, 2013), with respect to the consolidated financial statements and schedule of Era Group Inc. included in Amendment No. 2 to this Annual Report (Form 10-K/A) of Era Group Inc. for the year ended December 31, 2012.

/s/ Ernst & Young LLP
Certified Public Accountants

Miami, Florida
April 26, 2013